Exhibit 10.1

PURCHASE AND SALE AGREEMENT

On this 31st day of January, Edwin S. Nichols, Thad Purcell, Barry L. Benton, Vesta, LP, a Texas limited partnership, Sean Sassin, Renee Sassin, James C. Gibson, and Susan G. Godwin those individuals and/or entities more fully set out in Exhibit “A” attached hereto, including their respective owned interests as indicated therein,  (collectively hereinafter referred to as “Seller”)  and  Edwin S. Nichols Exploration, Inc. with an address of 115 West River Street, Meridian, Texas, 76665 (“hereinafter referred to herein as “ESN”) joining herein as the current operator of the Properties referred to herein, and Crockett Energy Corporation or it’s assigns with an address of 3943 Irvine Blvd, Suite 214, Irvine, Ca. 92602, (hereinafter referred to as the “Buyer,”) are entering into this Purchase and Sale Agreement (the “Agreement”), as evidence of Seller’s agreement to sell, and Buyer’s agreement to buy the properties described in and subject to this Agreement.

In consideration of the mutual covenants, conditions and considerations provided below, Buyer and Seller agree as follows:

1.

The Properties.   Seller shall assign and convey to Buyer, subject to the reservations as set forth herein, all of such Seller’s interest in and to the following, all of which are collectively referred to in this Agreement as (the “Properties”):

a.

All of Seller’s rights, title and interests (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and mineral leases covering the James T Padgitt Lease, (Texas RRC lease # 332) containing 596 acres of land, more or less; the Clara Couch “H” Lease, (Texas RRC lease # 326) containing 80 acres of land, more or less; the Clara Couch “B” Lease, (Texas RRC # 325) containing 542 acres of land, more or less; Jeff Owens Fee Lease, (Texas RRC # 331) containing 462.5 acres of land, more or less; the J. W. Owens “D” Lease, (Texas RRC lease # 330) containing 160 acres of land, more or less and the J. W. Owens Lease, (Texas RRC lease # 329) containing 480 acres of land, more or less, all lands being located in Crockett County, Texas, such land being more particularly described in Exhibit “B”, including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, production payments, and net profits interests in any part of the lands or leases, and other leasehold interests in oil, gas and other minerals in any part of the lands, whether the lands are described in any of the descriptions set out in Exhibit “B” or by reference to another instrument for description; SAVE AND EXEPT that it is the intent of the Seller to assign 100% Working Interest, being  75% Net Revenue Interest to the Buyer in and to each of the above leases and that the Seller shall retain as an Overriding Royalty Interest unto himself, free and clear of all costs of any nature except that the Seller shall be responsible for paying its proportionate share of Ad Valorem and Severance Tax, the difference between the currently outstanding Royalty and Overriding Royalty Interest and 25%. The said reservation shall also apply to all extensions and/or renewals of the said leases. Therefore the term “All rights title and interests as it may appear in this agreement shall mean all that interest owned by the Seller save and except such Overriding Royalty Interest as is reserved by the Seller and set out above.

b.

All right, title, and interests of Seller in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements. declarations, and/or orders and the properties covered or included in the units (including, without limitation. units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations. and any “working interest units” (created under operating agreements or otherwise) which relate to any of the Properties described in subparagraph a. above;

c.

All rights, title and interests of Seller in all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the Properties described in subparagraphs a. and b. above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties: and,

d.

All rights, title and interests of Seller in and to all materials, supplies, machinery,  equipment, improvements, and other personal property and fixtures that are directly and exclusively associated with the production and operation of the leases, (including, but not limited to the Properties, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration. development, operation, or maintenance of any of the Properties described in subparagraphs a. and b. above, or the treatment, storage, transportation, or marketing of production from or allocated to the Properties.

e.

The parties acknowledge that ESN has currently drilled out and reentered the Owens #2 well which is located in Section 8, Blk GG and is in the process of completing same.   The parties further acknowledge that ESN may continue to develop the Properties during the term of this Purchase and Sale Agreement.  Buyer agrees to reimburse ESN at closing for any and all reasonable costs and expenses submitted to and approved by Buyer in connection with the Owens # 2 and for continuing development of the Properties.  Buyer shall not be responsible for any normal operating expenses related to the Properties prior to closing.

2.

Purchase Price, Deposit, and Reserves:.

a.

Buyer shall pay to Seller at Closing, to an account designated by Seller pursuant to Section 2g below, in cash or immediately available funds, the sum of Seventeen Million ($17,000,000) (the “Purchase Price”) as long as proven, probable and possible reserves of oil recoverable through primary production is determined to be between 1,000,000 and 4,000,000 barrels based on an Independent Petroleum Engineer (IPE) completing a Third Party Valuation engineering utilizing the SPE (Society of Petroleum Engineers) definitions of proved, probable and possible reserves.  The allocation of the sales price to each lease as described in Exhibit “B” shall be determined by the Parties prior to closing but after the Third Party Valuation described above and added to Exhibit “B”:

b.

The three reservoir categories (proved, probable, and possible) will be based on SPE definitions. Reserves will be determined from the production analog in the subject acreage. However, it is accepted by the Buyer that the Seller cannot provide or construct a valid net pay isopach map for the entirety of the Leases due to limited log data and well distribution.

c.

Seller will provide all of the known perforated intervals for every well on the Seller’s Leases and the gross completed interval or the open hole completed interval to the best of Seller’s knowledge from records of varying quality dating back to the early 1940’s. All of the completed intervals, either by perforating or by open hole completions, will be tabulated into a spreadsheet. Interpreted reservoir intervals in deep wells (wells with no shallow San Andres rights) or outside the Seller’s Leases will be used as control points for mapping when log data is available. Seller will construct a “Feet of Completed Reservoir (perforated or open hole)” which will be utilized as an isopach map in assigning reserves throughout the subject acreage.

d.

Seller will provide historic cumulative oil and gas production (HCP), which will be verified by the IPE. Based on HCP, the IPE will calculate an average hydrocarbon recovery yield per foot of completed reservoir. The Feet of Completed Reservoir Isopach combined with the average  hydrocarbon recovery yield per foot of completed reservoir will be used to assign estimated reserves to the undrilled locations and behind pipe reservoir in existing wells.

e.

In the event that the Third Party Valuation confirms, by a combination of the proven, probable and possible oil reserves through primary production, to be less than 1,000,000 barrels, Buyer or Seller shall have the option to terminate this Agreement or the Parties may mutually agree to the following options:

Reduce the Purchase Price by $5.00 per barrel if the is under 1,000,000 barrels; or

Negotiate a new Purchase Price.

In the event that the Third Party Valuation confirms the combination of proven, probable and possible reserves of oil recoverable through primary production to be more than 4,000,000 barrels, Seller will increase the Purchase Price at a rate of $5.00 per barrel over 4,000,000 barrels.

f.

Upon the execution of that certain Letter of Intent Agreement to purchase the “Subject Lands” between Buyer and Seller, Buyer did deposit with Seller the amount of Twenty-five Thousand ($25,000) earnest money as a non-refundable good faith deposit to be used by the Seller to cover Sellers cost of a geological study. As per the said Letter of Intent, any portion of that said deposit that is not spent as proposed shall be credited back to the total purchase price at Closing. Additionally, within fifteen (15) days of  the date of this agreement, Buyer shall deposit with Smith, Rose, Finley, Escrow Agent, an additional $250,000.00 earnest money all of which will be credited to the total cash consideration due Seller at closing, failure to do so within the allotted 15 day period shall immediately render this agreement null and void. Seller may, at its sole discretion, accept a reduction of the $250,000 to $100,000 earnest money providing Buyer can provide a financial commitment from a creditable lender or investor, satisfactory to the Seller, for the funding of the Purchase Price with a closing of on or before February 29, 2012. Should the Seller accept such funding commitment for Closing on or before February 29, 2012 and the Closing does not occur  on or before February 29, 2012,  Buyer  will be obligated to fund the remaining $150,000 earnest money by March 7, 2012. Failure to close on or before February 29, 2012 or fund the remaining $150,000 earnest money by March 7, 2012 shall immediately render this agreement null and void.

g.

Funds payable to Seller shall be wired to Edwin S. Nichols, et al at the following account:

First Financial Bank

P. O. Box 5291

San Angelo, Texas    76902

ABA 111306871

further credit to

SMITH,ROSE,FINLEY,HARP & PRICE

TRUST ACCOUNT

ACCOUNT NO. 63000105260

3.

Closing.

a.

Subject to the satisfaction of all conditions to the Closing set forth in Section 10 of this Agreement (unless waived by the party entitled to satisfaction of such condition), the sale and purchase of the Properties (the “Closing”) shall occur on or about 60 days from completion of the Reserve Report by Matt Grasha, engineer (or on such other earlier or later date as the parties may mutually agree), but not later than April 30, 2012, at such place as Buyer and Seller shall mutually agree. Buyers failure to close this transaction on or before April 30, 2012 for any reason other than that set out in 10a, shall immediately terminate this agreement ipso facto at which time the Buyer and Seller shall have no further obligation to the other with regards to this agreement and the Seller may retain all previously paid earnest money as full liquidated damages, both parties agreeing that it would be difficult to ascertain actual damages and therefore agreeing that the earnest money retained by Seller would be liquidated damages in lieu of actual damages.

b.

At the date of Closing (the “Closing Date”), Seller shall deliver to Buyer:

(i)

One or more executed and acknowledged assignments and bills of sale (in sufficient counterparts to facilitate recording) in substantially the form of the Assignment and Bill of Sale to be mutually agreed upon by the parties consistent with the terms and conditions of this Agreement, conveying the Properties to Buyer; provided, however, that the Seller may collectively execute one Assignment and Bill of Sale conveying all of the Seller’s interests in the Properties (hereinafter referred to as the “Assignment”);

(ii)

All property, lease and well files related to the Properties; provided, however, Buyer agrees to allow Seller access to those files at all reasonable business hours for inspection and copying if any Seller, in such Seller’s sole opinion, require the files to defend any judicial or administrative action brought by any individual or governmental agency against such Seller;

(iii)

As to each Seller that is not a natural person, a certified copy of resolutions of the board of directors, manager, sole member, or other governing person or body of Seller authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all agreements, instruments or documents contemplated herein;

(iv)

As to each Seller that is not a natural person, an incumbency and specimen signature certificate with respect to the officers, partners, managers, members or other authorized persons of Seller executing this Agreement and any instruments or documents contemplated hereby;

(v)

A certificate of each Seller signed by such Seller or, in the case of a Seller which is not a natural person, an authorized officer, partner, manager, member or other authorized person of each Seller, pursuant to which each Seller represents and warrants to Buyer that Seller’s representations and warranties to Buyer are true and correct in all material respects as of the Closing Date as if then originally made, that all covenants required by the terms of this Agreement to be performed by Seller on or before the Closing Date, to the extent not waived by Buyer in writing, have been so performed, and that all documents to be executed and delivered by Seller at Closing have been executed by duly authorized officers, partners, managers, members or other authorized persons of Seller;

(vi)

Recorded or recordable releases of liens and security interests, in forms reasonably satisfactory to Buyer, of any liens or encumbrances, including but not limited to property taxes and liens that are due on Closing affecting the Properties, except for Permitted Encumbrances;

(vii)

An Affidavit of Non-Foreign Status as to each Seller substantially in the form attached hereto as Exhibit “C”.

(ix)

Mutually acceptable transfer orders, or letters in lieu thereof, directing the operator or purchaser to make payments of proceeds attributable to production from the Properties after the Effective Date to Buyer;

(x)

Such other documents, instruments, assignments, bills of sale, notices, waivers, agreements, consents, property tax payment receipts for payment of taxes to date of closing, and writings as are necessary or appropriate in order to consummate the transactions contemplated by this Agreement and carry out the intents and purposes of this Agreement.

c.

On the Closing Date, Buyer shall deliver to Seller:

(i)

A certified copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all agreements, instruments, or documents contemplated herein:

(ii)

An incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement and any instruments or documents contemplated hereby;

(iii)

A certificate signed by an authorized officer of Buyer pursuant to which Buyer represents and warrants to Seller that Buyer’s representations and warranties to Seller are true and correct in all material respects as of the Closing Dale as if then originally made, that all covenants required by the terms of this Agreement to be performed by Buyer on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed, and that all documents to be executed and delivered by Buyer at Closing have been executed by duly authorized officers of Buyer; and

(iv)

Such other documents, instruments, assignments, bills of sale, notices, waivers, agreements, consents and writings as are necessary or appropriate in order to consummate the transactions contemplated by this Agreement and carry out the intents and purposes of this Agreement.

4.

Conveyance Effective Date, Proration of Production Expenses. The conveyance of the Properties by Seller shall be effective as of 7 a.m. local time, where the Properties are located, on date of closing, (the “Effective Date”). All production from the Properties and all proceeds from the sale of production prior to the Effective Date shall be the property of Seller. All production from the Properties and all proceeds from the sale of production following the Effective Date shall be the property of Buyer. Seller shall be responsible for payment of all expenses attributable to the Properties prior to the Effective Date. Buyer shall be responsible for payment of all expenses attributable to the Properties after the Effective Date.

5.

Taxes. Seller shall be responsible for all taxes relating to the Properties prior to the Effective Date. Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes due by Seller) relating to the Properties from and after the Effective Date.

6.

Indemnity for Ownership of the Properties Prior To and After the Effective Date. Seller shall indemnify and hold Buyer, its directors, officers, employees, and agents harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller’s ownership of the Properties, for all periods prior to the Effective Date. Seller shall remain responsible for all claims relating to the drilling, operating. production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to periods of time prior to the Effective Date.

Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer’s ownership of the Properties, for periods from and after the Effective Date. Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Effective Date.

Buyer and Seller shall have the right to participate in the defense of any suit in which one of them maybe a party without relieving the other party of the obligation to defend the suit.

7.

Representations and Warranties of Seller. Each Seller represents and warrants to Buyer as follows:

7.1.

Organization. To the extent Seller is a corporation, it is a corporation duly incorporated, validly existing, and in good standing under the laws in which it is incorporated. To the extent Seller is a partnership or limited partnership, it is duly formed or organized and validly existing and in good standing under the laws in which it is organized or formed. To the extent Seller is a limited liability company, it is duly organized, validly existing and in good standing under the laws in which it is organized. To the extent Seller is not a natural person, Seller is qualified to do business in and is in good standing under the laws of each state in which the Properties are located.

7.2.

Authority and Conflicts. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not: (a) violate, conflict with, or require the consent of any person or entity under any provision of Seller’s Articles of Incorporation, bylaws, regulations, limited liability company agreement. limited partnership agreement or other governing documents, as applicable; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of lime or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Seller is a party or to which any of the Properties or Seller is bound, except as disclosed in Exhibit “B”; (c) violate any provision of or require any consent, authorization, or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Seller; or, (d) result in the creation of any lien, charge, or encumbrance on any of the Properties.

7.3.

Authorization. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite action on the part of Seller.

7.4.

Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statutes, equitable principles, or other similar laws affecting the rights of creditors generally (“Equitable Limitations”). At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.

7.5

Title.

7.5.1.

Seller has Marketable title to the Properties. For the purposes of this Agreement, “Marketable Title” means such title that will enable Buyer, as Seller’s successor in title, to receive from each of the Properties at least the “Net Revenue Interest” for the wells identified on Exhibit “B” associated with each of the Properties, without reduction, suspension, or termination throughout the productive life of the wells, except for any reduction, suspension, or termination: (a) caused by Buyer, or any of its affiliates, successors in title, or assigns; (b) caused by orders of the appropriate regulatory agency having jurisdiction over the Properties that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing mailers affecting the Properties; or (c) otherwise set forth in Exhibit “B.” “Marketable Title” means the Properties are free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, or defects (collectively the “Liens”), except for Permitted Encumbrances.

7.5.2

For the purposes of this Agreement, “Permitted Encumbrances” means: (a) liens for taxes not yet delinquent; (b) lessor’s royalties, overriding royalties, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any of the Properties to less than the amount set forth on Exhibit “B”; (c) the consents and rights described in Exhibit “B” insofar as such contracts and agreements do not operate to increase the Working Interest of Seller or decrease the Net Revenue Interest of Seller, as set forth on Exhibit “B,” for any of the Properties.

7.5.3

In the Assignment, each Seller shall warrant title to the Properties as to persons claiming by, through and under such Seller, but not otherwise.

7.6.

Contracts. Exhibit “D” contains a complete list of all oil, gas and mineral leases, contracts, agreements, undertakings (whether written or oral), that constitute a part of the Properties or by which the Properties are bound or subject (the “Contracts”).

7.7

Litigation and Claims. There is no claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties, other than proceedings relating to the industry generally and to which Seller is not a named party. No written or oral notice from any governmental agency or any other person has been received by Seller: (a) claiming any violation or repudiation of all or any part of the Properties or any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation; or (b) requiring or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Properties, with which Seller has not complied.

7.8.

Approvals and Preferential Rights. The attached Exhibit “E” sets forth a complete and accurate schedule of all approvals or consents required to be obtained by Seller for the transfer and assignment of the Properties to Buyer and all preferential purchase rights that affect the Properties. Other than those consents, approvals and preferential rights to purchase set forth on Exhibit “E”, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third person or entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

7.9.

Compliance with Law and Permits. The Properties have been operated in compliance with the provision and requirements of the applicable oil and gas leases, and all laws, orders, regulations, rules, and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties. All necessary governmental certificates, consents, permits, licenses, or other authorizations with regard to the ownership or operation of the Properties have been obtained, and no violations exist or have been recorded in respect of such licenses, permits, or authorizations. None of the documents and materials filed with or furnished to any governmental authority with respect to the Properties contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statement not misleading.

7.10.

Status of Contracts. All of the Contracts and other obligations of Seller relating to the Properties are in full force and effect. Neither Seller, and to the knowledge of Seller, nor any other party to the Contracts, is (i) in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations under the Contracts to the extent that any breaches or defaults have an adverse impact on any of the Properties; or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind, or procure a judicial reformation of any Contract. Seller does not anticipate any other party to a Contract will be in breach of or default under or repudiate any of its obligations to the extent such breach or default will have an adverse impact on any of the Properties.

7.11.

Production Burdens, Taxes Expenses and Revenues. All rentals, royalties, excess royalty, overriding royalty interests, and other payments due under or with respect to the Properties have been properly and timely paid. All ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Properties or the production from the Properties have been properly and timely paid. All federal, state and local tax returns and tax reports required to be filed by Seller on or before the Closing Date with respect to the business and assets of Seller have been filed by Seller with the appropriate governmental agency or agencies in all jurisdictions in which such returns and reports are required to be filed and all of the foregoing are true, correct and complete in all material respects. All expenses payable under the terms of the Contracts have been properly and timely paid except for expenses currently paid, prior to delinquency, in the ordinary course of business. All proceeds from the sale of production are being properly and timely paid to Seller by the purchasers of production, without suspense.

7.12. Pricing. The prices being received for production from the Properties do not violate any contract, law or regulation. Where applicable, all of the wells and production from the wells, which are a part of the Properties, have been properly classified under appropriate governmental regulations.

7.13. Environmental Compliance. The Properties are, and, to such Seller’s knowledge, at all times have been, in full compliance with all applicable Environmental Laws. Seller has not been and is not in violation of or liable under any Environmental Law with respect to the Properties. Neither Seller, nor its representatives, has any basis to expect, nor has Seller or its representatives received, any actual or threatened order, notice or other communication from (i) any governmental body or private person or entity acting in the public interest or (ii) the current or prior owner or operator of any of the Properties, of any actual or potential violation or failure to comply with any Environmental Law with respect to the Properties. There are no pending, or to Seller’s knowledge, threatened claims, encumbrances, or other restrictions of any nature arising under or pursuant to any Environmental Law with respect to or affecting any of the Properties. Except for oil production produced in the ordinary course of business and stored in compliance with all applicable Environmental Laws, there are no Hazardous Materials stored or present on the Properties in violation of any Environmental Law, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Properties. There has been no release or, to the Seller’s knowledge, threat of release, of any Hazardous Materials at or from the Properties owned or operated by Seller. All necessary plans for development, applications, inspection reports, certificates, and other instruments pertaining to Environmental Laws have been filed with the appropriate local, tribal, stale, and federal governmental bodies, authorities and agencies and all permits necessary for the legal operation of the Properties in full compliance with all Environmental Laws orders have been obtained. All applications, reports, certificates, and other instruments filed with or furnished to any local, tribal, state, or federal governmental body, authority or agency do not contain any untrue statement of material fact, or omit any statement of material fact necessary to make the statements not misleading. For purposes of this Agreement, the term “Environmental Law” means any federal, stale, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty designed or intended to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety. For purposes of this Agreement, the term “Hazardous Material” means any substance, material or waste which is regulated by any governmental body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of any Environmental Law.

7.14. Production Balances. Except as described in Schedule 7.14, none of the purchasers under any production sales contracts are entitled to “makeup” or otherwise receive deliveries of oil or gas at any time after the Effective Date without paying, at such time, the full contract price for oil or gas. No person is entitled to receive any portion of the interest of Seller in any oil or gas, or to receive cash or other payments to “balance” any disproportionate allocation of oil or gas under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

7.15. Adverse Changes. Since November 22, 2011, the Properties, viewed as a whole, have not experienced any material reduction in the rate of production, other than changes in the ordinary course of operations, changes that result from depletion in the ordinary course of operations, and changes that result from variances in markets for oil and gas production. None of the Properties have suffered any material destruction, damage or loss.

7.16.

Well Status. There are no wells located on the Properties that: (a) Seller is currently obligated by law or contract to plug and abandon; (b) Seller is obligated by law or contract to plug or abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or, (d) to the best knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

7.17.

Equipment. The equipment constituting a part of the Properties is in, and has been maintained in good repair, working order, and operating condition, and is adequate for the operation of the Properties, however, Buyer agrees to accept all equipment on an “as is” condition.

7.18.

Current Commitments. There are no oral or written commitments to drill or rework wells or for other capital expenditures pursuant to any contracts, for which all of the activities anticipated in AFEs or commitments have not been completed by the date of this Agreement.

7.19.

Accuracy of Representation. No representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading. There is no fact known to Seller that materially and adversely affects, or may materially and adversely affect, the operation, prospects or condition of any portion of the Properties that has not been identified in this Agreement.

7.20.

No Tax Partnership. No portion of the Properties: (I) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or, (3) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code) of a tax partnership. For purposes of this §7.20 a “tax partnership” is any entity, organization or group deemed to be a partnership within the meaning of §761 of the Internal Revenue Code (the “Code”) or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reasons of elections made, pursuant to §761(a) of the Code and all such similar state or federal statutes. rules and regulations, to be excluded from the application of all such partnership provisions.

7.21

Brokers. Neither Seller, nor any of its representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agent’s commissions or similar payments in connection with the sale of the Properties or the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

8.

Representations by Buyer. Buyer represents to Seller that Buyer is a Wyoming corporation duly organized, in good standing, and qualified to carry on its business in the State of Texas, and has the power and authority to carry on its business as presently conducted, to own and hold the Properties, and to perform all obligations required by this Agreement.

9.

Title and Other Examinations and Curative: Certain Agreements Pending Closing.

a.

Inspections.  During the period from the date of this Agreement until the time of Closing, Buyer, and its employees, representatives and agents, shall, at times and in a manner mutually agreeable to the Parties, have the right to enter upon the Properties to conduct non-invasive, non-destructive inspections of the condition of the Properties, including reasonable inspections regarding the environmental condition of the Properties. Buyer agrees that it will not perform any other types of inspections of the Properties prior to Closing, unless agreed to in advance by the Seller. If the Parties are not able to reach an agreement with respect to any such other types of inspections of the Properties, Buyer may elect to terminate this Agreement at any time prior to Closing upon written notice to the Seller.

b.

Cooperation and Due Diligence. The Seller agrees to reasonably cooperate with the Buyer in conducting such inspections, but any and all such inspections of the Properties shall be conducted solely by the Buyer and its employees, representatives or agents and shall be performed at the Buyer’s sole risk and expense. All “due diligence” activities of the Buyer shall be conducted in accordance with applicable laws ordinances and governmental rules and regulations and the Buyer shall protect, defend, indemnify, reimburse and hold harmless the Seller from and against all adverse consequences suffered by the Seller and the Properties as a result of such activities. The Buyer shall, in the event that the transaction does not close on the Closing Dale, restore the Properties, to the extent reasonably possible, to the same condition as it was in prior to the conducting of the inspections.

c.

Examination of Title. Prior to Closing. Buyer shall examine title to the Properties at its own expense. However, Seller shall make available to Buyer all of Seller’s title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement. Seller will, at Seller’s expense, use Seller’s best efforts to promptly cure all title defects discovered and reasonably requested to be cured by the Buyer and obtain all consents and waivers of preferential or other rights to purchase from third parties and governmental authorities as is necessary to the conveyance, assignment, and transfer to Buyer of the Properties. Seller shall promptly furnish Buyer a copy of all Contracts, including, without limitation, gas contracts, gas transportation and treating agreements, operating agreements and all amendments to each, and provide a schedule showing the status of any gas balancing, take or pay, or other similar arrangements.

d.

Termination for Title. Buyer will have 30 days from the date of this agreement to notify Seller of any title objections. If no objections are made by Buyer within the said 30 day time period then Buyer has accepted title. In the event of title objections, Seller will have 30 days in which to clear title. If Seller is unable to clear title then Buyer may terminate this agreement and shall be refunded 100% of the earnest money deposited with the execution of this agreement, or the parties may negotiate a settlement.

e.

Conduct of Operations. From the date hereof until Closing, Seller will (i) act in conformity with all oil gas and/or mineral leases forming a part of the Properties, and in conformity in all material respects with all Contracts other than such leases, and (ii) fulfill all obligations (including, without limitation, all obligations to make payments under leases or other Contracts) under such leases, and in all material respects under such other Contracts and in all material respects under all laws, rules, regulations and orders (without limitation of the foregoing, the failure to perform an obligation, when such failure could result in forfeiture or termination of rights of Seller under a lease or other Contract, shall be considered material).

f.

Restrictions on Certain Actions. During the period between execution of this Agreement and the Closing Date, Seller will not, without Buyer’s prior written consent:

(i)

expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, in connection with the ownership or operation of the Properties after the Effective Dale, other than routine expenses incurred in the ordinary course of business in connection with the operation of the existing wells on Properties, or except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(ii)

except where necessary to prevent the termination of an oil and gas lease or other material agreement governing Seller’s interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement. or propose the conducting of any other operations other than the normal operation of the existing wells on the Properties, or propose the abandonment of any wells on the Properties (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(iii)

sell, transfer or abandon any portion of the Properties other than hydrocarbons in the ordinary course of business or items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties);

(iv)

except in the ordinary course of business, release (or permit to terminate), or modify or reduce Seller’s rights under, any oil, gas and/or mineral lease forming a part of the Properties, or any other Contract, or enter into any new agreements which would be Contracts, or modify any existing production sales contracts or enter into any new production sales contracts; or

(v)

take any other action with respect to any of the Properties that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

g.

Payment of Expenses. During the period between execution of this Agreement and the Closing Date, Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties and all severance, production, windfall profit and similar taxes) relating to the ownership or operation of the Properties prior to the date of Closing to be promptly paid and discharged, except for expenses disputed by Seller in good faith.

h.

Notification. During the period between execution of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made in this Agreement or would be reasonably likely to cause or constitute a breach of any of Seller’s representations and warranties made in this Agreement and/or (b) of any new suits, actions, investigations or other legal proceedings threatened or pending before any court, arbitrator or governmental agency which relate to the Properties or the transaction contemplated by this Agreement. Should any fact or condition require a change to any of the schedules or exhibits to this Agreement, Seller shall promptly deliver a supplement to such schedule or exhibit specifying such change. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant or agreement of Seller contained in this Agreement or of any event that may make the satisfaction of the conditions to Closing set forth in Section 10 of this Agreement impossible or unlikely.

i.

No Negotiation. Until such time as this Agreement shall be terminated pursuant to the terms of this Agreement or the Closing occurs, neither Seller, nor Seller’s representatives shall directly or indirectly solicit, initiate, encourage or entertain inquiries or proposals from, discuss or negotiate with, or provide any non-public information regarding the Properties to any person or entity (other than Buyer and its representatives and third parties from whom Seller request consents or waivers and except as required to consummate the transactions contemplated hereby) relating to any business combination transaction involving any of the Properties, including the sale of Seller’s outstanding equity interests, the merger or consolidation of Seller or the sale of any of the Seller’s businesses as it relates to the Properties or the sale of or any of the Properties (other than the sale of hydrocarbons in the ordinary course of business).

j.

Successor Operator. On the Closing Date, Seller and ESN agree that ESN shall resign as the operator (as applicable) of any of the Properties for which ESN serves as operator. Seller agrees that Seller shall take all necessary actions to cause Buyer to become the successor operator or Buyers nominated operator of the Properties, including, but not limited to, voting its interests in favor of Buyer as successor operator. ESN will be liable for all severance pay and costs as a result of such resignation as operator. Assuming that a mutually agreeable JOA can be negotiated between Buyer and Seller, ESN agrees, upon the request of Seller, to enter into an Operating Agreement with Seller to Operate the Properties for as long as the Parties mutually desire.

10.

Conditions. The consummation of the sale and purchase contemplated by this Agreement will be subject to the conditions set forth in this Section 10 below:

a.

Buyer’s Conditions to Closing. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to Closing of the following conditions:

(i)

The representations and warranties by Seller set forth in Section 7 shall be true and correct in all material respects as of the date when made and as of the Closing.

(ii)

There shall have been no material adverse change in the condition of the Properties except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer between the date of this Agreement and Closing.

(iii)

All requirements made by Buyer with regard to inspections of the Properties shall have been fully satisfied or waived by Buyer. All consents, approvals and authorizations of assignments and waivers of preferential rights to purchase required by Buyer shall have been submitted to and approved by Buyer.

(iv)

The Seller shall have performed or complied with all agreements and covenants of Seller required by this Agreement of which performance or compliance is required prior to or at Closing. -

(v)

All legal matters in connection with and the consummation of the transactions contemplated by this Agreement shall be approved by counsel for Buyer and there shall have been furnished by Seller such records and information as Buyer’s counsel may reasonably request for that purpose.

(vi)

 Operations of the Properties shall have been transferred from Seller to Buyer.

(vii)

Seller shall have provided Buyer with copies of releases, in forms reasonably satisfactory to Buyer, of any liens or encumbrances affecting the Properties, except for Permitted Encumbrances.

(viii)

No suit, action or other legal proceeding shall be pending or threatened, before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Properties, a material diminution in the value of any of the Properties, or materially interfere with the use or enjoyment of the Properties.

b.

Seller Conditions to Closing. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions:

(i)

The representations and warranties by Buyer set forth in Section 8 shall be true and correct in all material respects as of the date when made and as of the Closing.

(ii)

The Buyer shall have performed or complied with all agreements and covenants of Buyer required by this Agreement of which performance or compliance is required prior to or at Closing.

(iii)

No suit, action or other legal proceeding shall be pending or threatened, before any court; arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by thus Agreement.

11.

Commission and Brokerage Fees.  Seller will indemnify and hold Buyer harmless from any claims of brokers or finders acting, or claiming to have acted, on behalf of Seller. Buyer will indemnify and hold Seller harmless from any claims of brokers or finders acting, or claiming to have acted, on behalf of Buyer.

12.

Further Assurances. Intent. It is Seller’s intent to convey to Buyer all of Seller’s interests, whether legal, beneficial, or equitable, in the Properties. Seller agrees to execute and deliver to Buyer all instruments, conveyances, and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller’s intent and the intent and purposes of this Agreement.

13.

Notices. All notices and communications required or permitted under this Agreement shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by U.S. Mail or Express Delivery, postage prepaid (such mailed notice to be effective four (4) days after the date it is mailed), (iii) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) day after the date it is mailed), or (iv) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

If to Sellers:

Edwin S. Nichols

115 West River Street,

Meridian, Texas, 76665

With a copy to:

Frank W. Rose

Smith, Rose, Finley

P. O. Box 2540

San Angelo, Texas    76902

If to Buyer:

Crockett Energy Corporation

3943 Irvine Blvd, Suite 214,

Irvine, Ca 92602

Attention: Jerry G. Mikolajczyk, President

Any party may designate in writing to any other party(ies) any other address or telecopier number to which, and any other person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

14.

Parties in Interest. This Agreement shall not be assigned without the prior written consent of the non-assigning party; provided, however, that Buyer shall have the right to assign this Agreement without the consent of Seller to any entity that (i) Buyer controls, (ii) controls Buyer or (iii) is under common control with Buyer, subject to the assumption of all obligations under this Agreement by any such entity. In the event of any such assignment, this Agreement shall be binding upon said party the same as if it had been the original party hereto. Subject to the provisions contained in this Section 14, this Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns; however, no assignment by any party shall relieve any party of any duties or obligations under this Agreement.

15.

Complete Agreement. This Agreement and the Settlement Agreement (and the exhibits and schedules attached hereto and thereto) constitutes the complete agreement between the parties regarding the purchase and sale of the Properties. Where applicable, all of the terms of this Agreement shall survive the Closing.

16.

Indemnification and Survival.

a.

All representations and warranties in this Agreement shall be deemed conditions to the Closing.

b.

Except as provided in Section 16d below, all representations and warranties of Seller contained in this Agreement shall survive the Closing Date for a period of one (I) year following the Closing Date (the “Claims Period”); except that the representations and warranties contained in Section 7.5 (Title) shall survive the Closing Date indefinitely. Any claim made by Buyer with respect to the representations and warranties of Seller contained in this Agreement must be initiated by Buyer during the Claims Period, except that there shall be no time limit on when claims may be initiated with respect to the representations and warranties in Section 7.5 (Title) of this Agreement. All of the representations and warranties of Seller contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession of information regarding the Properties on the part of Buyer or its representatives except as otherwise set forth herein. All covenants and agreements made by Seller contained in this Agreement shall survive the Closing Date until fully performed or discharged.

c.

Except as provided in Section 16d below, all representations and warranties of Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim made by Seller with respect to the representations and warranties of Buyer contained in this Agreement must be initiated during the Claims Period. All of the representations and warranties of Buyer contained in this Agreement shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession of information on the part of Seller or their representatives. All covenants and agreements made by Buyer contained in this Agreement shall survive the Closing Date until fully performed or discharged.

d.

The indemnification and hold harmless provisions contained in Section 6 shall survive Closing indefinitely.

e.

Seller shall indemnify and hold harmless Buyer and its subsidiaries, affiliates, and parents, and its and their employees, representatives, officers, directors, partners, members, attorneys and agents from and against:

(i) any and all losses, liabilities, deficiencies, damages (excluding indirect, consequential and punitive damages), fines, penalties, claims, costs and expenses, court costs and reasonable legal and accounting fees and disbursements (“Losses”) suffered or incurred by any of them by reason of any breach or untrue representation or warranty of Seller contained in this Agreement:

(ii) any and all Losses suffered or incurred by any of them by reason of the non-fulfillment in any material respect of any covenant or agreement by Seller contained in this Agreement: and -

(iii) any and all Losses suffered or incurred by any of them as set forth in Section 6 of this Agreement

f.

Buyer shall indemnify and hold harmless Seller and their subsidiaries, affiliates, and parents, and their employees, representatives, officers, partners, members, directors, attorneys and agents from and against:

(i) any and all Losses suffered or incurred by any of them by reason of any breached or untrue representation or warranty of Buyer contained in this Agreement;

(ii) any and all Losses suffered or incurred by any of them by reason of the non-fulfillment of any covenant or agreement by Buyer contained in this Agreement; and

(iii) any and all Losses suffered or incurred by any of them as set forth in Section 6 of this Agreement.

17.

Casualty Loss. If, subsequent to the date of this Agreement and prior to the Closing, all or any material portion of the Properties to be conveyed to Buyer at the Closing is damaged or destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain, or proceedings for such purposes are pending or threatened, Buyer shall have the option to purchase the Properties notwithstanding any such damage or destruction, taking, or pending or threatened taking, and the Purchase Price shall not be adjusted. In such event, if Buyer elects to purchase the Properties, Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the damage or destruction or taking of such Properties, and shall assign. transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties (including, without limitation, from any insurance companies and including any insurance policies held by Seller) arising out of the damage or destruction, taking or pending or threatened taking as to such Properties. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any damage, destruction, taking or pending or threatened taking as to the Properties without first obtaining the written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned. If Buyer elects not to purchase the Properties by reason of such damage or destruction, taking or pending or threatened taking as to such Properties, this Agreement will terminate and neither Buyer nor Seller shall have any further obligations or duties hereunder.

18.

Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

a.

By Buyer, if any of the conditions set forth in Section 10a is not satisfied in all material respects or waived on or before the Closing Date; provided, however, that Buyer and Seller shall have the one time right, if mutually agreed, to extend the Closing Date by a period of up to thirty (30) days in order to permit Seller additional time to satisfy the conditions set forth in Section l0a, and if thereafter Seller has not satisfied said conditions within such extended time period, Buyer may terminate this Agreement;

b.

By Seller, if any of the conditions set forth in Section l0b is not satisfied in all material respects or waived on of before the Closing Date; provided, however, that Seller and Buyer shall have the right, if mutually agreed, to extend the Closing Date by a period of up to thirty (30) days in order to permit Buyer additional time to satisfy the conditions set forth in Section l0b, and if thereafter Buyer have not satisfied said conditions within such extended time period, Seller may terminate this Agreement; or

c.

At any time by the mutual agreement of the Buyer and Seller.

Should either party terminate this Agreement pursuant to a right granted in this Agreement to do so, the termination shall be without liability to the other party, and the non-terminating party shall have no liability to the terminating party (including, without limitation, no liability for actual, special, consequential, business interruption, lost profits, exemplary or punitive damages); provided, however, that nothing contained herein shall be construed to limit either party’s equitable remedies available to it regarding any actual or threatened breach of this Agreement, including, without limitation, the right of a party to seek injunctive relief or specific performance of this Agreement.

19.

References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, “person” shall mean any natural person corporation, partnership, trust, estate, or other entity.

20.

Governing Law: Consent to Jurisdiction. This Agreement and the transactions contemplated by this Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas. Each of the parties to this Agreement hereby (a) consents to the jurisdiction of any United States District Court for the Northern District of Texas or, if such court does not have jurisdiction over such matter, any state district court of the State of Texas of Crockett County, and (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each party accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of forum nonconveniens or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

21.

Generality of Provisions. The specificity of any representation, warranty, covenant, agreement, or indemnity included in or provided in this Agreement, or in any Exhibit, document, certificate, or other instrument delivered pursuant to this Agreement shall in no way limit the generality of any other representation, warranty, covenant, agreement, or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant to the terms of this Agreement.

22.

Headings. The headings of the articles and sections of this Agreement are for guidance, convenience and reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

23.

Counterparts: Facsimile Signature. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all together shall constitute but one and the same instrument. This Agreement shall become operative when each party has executed at least one counterpart of this Agreement. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier.

24.

Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated by this Agreement and, except as may be required by applicable laws or regulations of any governmental agency, Buyer and/or Seller shall not issue any press release or any other announcement without the prior written consent of the other party.

25.

Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, any legal, broker, investment broker, consultant, and accounting fees, costs and expenses. -

26.

Amendments. This Agreement may not he amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such part)’ to the party claiming the benefit of such amendment or waiver.

27.

Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

28.

Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement,

29.

Appointment of Seller’s Representative. Each Seller hereby constitutes and appoints Edwin S. Nichols as its true and lawful attorney-in-fact, agent and representative (the Seller’s Representative), with full power of substitution and re-substitution, for each Seller and its/his name, place and stead, in any and all capacities, to negotiate and sign all amendments to this Agreement and all other documents in connection with the transactions contemplated by this Agreement, including without limitation those instruments called for by this Agreement and all waivers, consents, instructions, authorizations and other actions called for, contemplated or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments, and receive the sales proceeds owed to Seller under this Agreement and disburse the same according to Seller’s interest set forth on Exhibit “B,” granting unto the Seller’s Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such Seller might or could do, hereby ratifying and confirming all that the Seller’s Representative, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, including without limitation the power and authority to receive and give receipt for all consideration due such Seller pursuant to this Agreement and to receive all notices, requests and demands that may be made under and pursuant to this Agreement. Should the Seller’s Representative be unable or unwilling to serve, Seller agrees that the Seller shall appoint a successor to serve in its stead. Buyer shall be entitled to rely and be protected in relying on the authority, actions and decisions of the Seller’s Representative, and Buyer will have no liability to and shall be held harmless by Seller and his/its successors and assigns with respect to any matter arising out of, either directly or indirectly, the Buyer’s good faith reliance upon such authority, actions or decisions of the Seller’s Representative.

30.

Escrow.

 A.

At closing, the earnest money must be applied first to any cash down payment, then to Buyer's closing costs, and any excess will be refunded to Buyer.

B.

If both parties make written demand for the earnest money, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties.

C.

If one party makes written demand for the earnest money, escrow agent will give notice of the demand by providing to the other party a copy of the demand. If escrow agent does not receive written objection to the demand from the other party within 30 days after the date escrow agent sent the demand to the other party, escrow agent may disburse the earnest money to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and escrow agent may pay the same to the creditors.

D.

If escrow agent complies with this Paragraph 30, each party hereby releases escrow agent from all claims related to the disbursal of the earnest money.

E.

Notices under this Paragraph 30 must be sent by certified mail, return receipt requested. Notices to escrow agent are effective upon receipt by escrow agent.

31.   Tax Free Exchange.   Seller may defer a portion of the proceeds for use in a 1031 tax-free exchange.   Buyer agrees to cooperate in qualifying this transaction for a tax-free exchange, provided such cooperation results in no cost or liability to Buyer.

32. Upon receipt, Buyer shall furnish to Seller a complete copy of the Final Engineering Report.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above set forth.

Signed: By: /s/ Edwin S. Nichols

Edwin S. Nichols, Seller – 80% interest

Signed: By: /s/ Thad Purcell

Thad Purcell, Seller – 5% Interest

Signed: By: /s/ Barry L. Benton

Barry L. Benton, Seller – 5% interest

VESTA, LP, a Texas limited partnership

(Seller – 5% interest)

Signed: By: /s/ J.B. Withers

 General Partner

Signed: By: /s/ Hara Withers

General Partner

Signed: By: /s/ Sean & Renee Sassin

Sean & Renee Sassin, Seller, 2% interest

Singed: By: /s/ Renee Sassin

             Renee Sassin, Seller 1% interest

Signed: By: /s/ James C. Gibson

James C. Gibson, Seller 1% interest

Signed: By: /s/ Susan G. Godwin

Susan G. Godwin, Seller 1% interest

“BUYER”

Crockett Energy Corporation

Signed: By: /s/ Jerry G. Mikolajczyk

Jerry G. Mikolajczyk, President

EDWIN S. NICHOLS EXPLORATION, INC.

Operator

Signed:  By: /s/ Edwin S. Nichols, Jr.

              Edwin S. Nichols, Jr., President

EXHIBIT “A”

Interest Owned

Owner Name & Address

SELLER	INTEREST	ADDRESS
Edwin S. Nichols	80%	P.O. Box 326, Meridian, TX 76665
Thad Purcell	5%	P.O. Box 803, Meridian, TX 76665
Barry L. Benton	5%	13119 Apple Tree Rd., Houston, TX 77079
Vesta, LP	5%	P.O. Box 554, Clifton, TX 76634
Sean & Renee Sassin	2%	1068 Drifting Wind Run, Dripping Springs, TX 78620
James C. Gibson	1%	2719 Tanglewood, San Angelo, TX 76904
Susan G. Godwin	1%	P.O. Box 224, Meridian, TX 76665
Renee Sassin	1%	1068 Drifting Wind Run, Dripping Springs, TX 78620
TOTAL INTEREST:	100%

EXHIBIT “B”

West Crockett Project

Oil Producing Properties in West Texas

All Leases 100% Working Interest, 75% Net Revenue Interest

James Padgitt Lease

596 acres, more or less

1 producing well (San Andres)

1 water injection well

Oil and Gas Lease dated March 1, 1977, recorded at Vol. 310, p. 223, Deed Records, Crockett County, Texas, commonly known as the James T. Padgitt Lease, and covering  all of Section 17, Block AZ, S. C. White Survey, A-3003, Crockett County, Texas, containing 596 acres, more or less.

Jeff Owens fee Lease

462.5 acres, more or less

8 producing wells (San Andres)

2 shut-in wells

1 water injection well

Oil and Gas Lease dated March 31, 1945, recorded at Vol. 82, p. 507, Deed Records of Crockett County, Texas, covering all of Section 16, J. Armendaris Survey, A-1874, containing 462.50 acres, more or less (J. W. Owens Fee Lease).

Clara Couch “B” Lease

542 acres, more or less

3 producing wells (San Andres)

1 shut in well

Clara Couch “H” Lease

80 acres, more or less

1 producing well (San Andres)

Oil and Gas Lease dated January 23, 1933, recorded at Vol. 59, p. 415, Deed Records, Crockett County, Texas, covering the all of Section 100, Block GG, W. Brewer Survey, A-5492, containing  622 acres, more or less. (Couch “H”  & “B”Lease);

J. W. Owens Lease -

480 acres, more or less

1 producing well (San Andres)

Oil and Gas Lease dated July 30, 1932, recorded at Vol. 59, p. 637, Deed Records of Crockett County, Texas, covering the S/2 and the NW/4 of Section 8, Block GG, H & O.B. R.R. Co. Survey, A-4919, containing 480 acres, more or less (J. W. Owens Lease);

J. W. Owens “D” Lease

160 acres, more or less

1 producing well (San Andres)

1producing well (Queen Sand)

Oil and Gas Lease dated June 20, 1932, recorded at Vol. 58, p. 624, Deed Records of Crockett County, Texas, covering the northeast quarter (NE/4) of Section 15, Block GG, GC & SF R.R. Co. Survey, A-3266, containing 160 acres, more or less (J. W. Owens “D” Lease).

EXHIBIT “C”

AFFIDAVIT OF NON-FOREIGN STATUS

"NON-APPLICABLE, INTENTIONLY LEFT BLANK"

EXHIBIT “D”

CONTRACTS

Oil, Gas and Mineral Lease dated March 1, 1977, between James T. Padgitt, Lessor and R. T. Wilson, Lessee, recorded in Volume 310, Page 222, Deed records of Crockett County, Texas, covering all of Survey 17 patented to W. H. Day, assignee of Simon C. White by Patent No. 526, Volume 1, Page 407, Patent Records, Crockett County, Texas from the surface of the ground down to sea level, containing 596 acres.

Oil and Gas Lease dated June 20, 1932, between J. W. Owens and wife, Tinie Owens, et al, Lessor and John

I. Moore, Lessee, recorded in Volume 58, page 624, Deed records, Crockett County, Texas covering the Northeast Quarter (NE/4) of Section 15, Block GG, Abstract 3266, GC & SF Ry. Co. from the surface down to but not below, the depth of sea level.

Oil and Gas Lease dated March 31, 1945, between Humble Oil & Refining Company, Lessor and E. James McCurdy, Jr. Lessee, recorded in volume 82, page 507, Deed records, Crockett County, Texas, covering Survey No. 16, Certificate No. 35/218, Abstract 1874. Patented to J. A. Whitcomb, Assignee of Juan Armendaris, from the surface down to, but not below, the depth of sea level.

Oil and Gas Lease dated January 23, 1933, between Mrs. Clara Couch, a feme sole, Individually and as Agent of the State of Texas, Lessor, and Humble Oil & Refining Company, as Lessee, recorded in Volume 59, Page 415, Deed Records, Crockett County, Texas, covering all of Survey 100, Block GG, Abstract 5492, Certificate No. 1086, containing 622 acres, more or less, from the surface down to, but not below, the depth of sea level.

Oil and gas Lease dated July 30, 1932, between J. W. Owens and wife Tinie Owens, and Metropolitan Royalty Corporation, Lessor and John I. Moore, recorded in volume 59, page 637, Deed Records, Crockett County, Texas, covering the South one-half (S/2) and the Northwest one-quarter (NW/4) of section 8, Block GG, Abstract No. 4919, Certificate No. 105, original Grantee Clint Owens, containing 480 acres, more or less, from the surface down to, but not below, the depth of sea level.

Verbal Contracts:

Dennis Welton, $500 per month administrative assistance; $350 per day field supervision.

RDS Enterprises Inc. (Pumper) $300 month per well

Oil Gather:

Holly Frontier Currently paying on the following formula for our oil: ConocoPhillips WTI posting + (Argus P+ value) +/- (Cushing WTI/Midland WTS differential) - $3.00 (transportation charges)

Joint Operating Agreement:

A JOA will need to be negotiated.

EXHIBIT “E”

 APPROVALS OR CONSENTS

 "NON-APPLICABLE, INTENTIONLY LEFT BLANK"